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                                                                    EXHIBIT 99.1


AMERICAN HOMEPATIENT
2006 ANNUAL MEETING OF SHAREHOLDERS
JUNE 7, 2006
REMARKS BY JOSEPH F. FURLONG


INTRODUCTION

     o Thank you for coming here today, and for your interest in American HomePatient.

     o As expected, 2005 was another challenging year. Reimbursement cuts took a heavy toll on our performance and more cuts are on the way. We were able to offset a significant portion of these cuts by improving our operating efficiency as we continue evolving our processes to a much more efficient business model. There is still much work to be done in this regard and I will discuss this in more detail in a few minutes.

     o We must also deal with these reimbursement cuts by doing everything we can to capture additional revenue. We are doing so by improving and expanding our sales force and supplying them with new tools to make them more effective.


2005 REVIEW

     o First, let's briefly review our results for 2005 and the first quarter of this year.

     o Our revenues were $328.4 million for 2005, compared with $335.8 million in 2004, a decrease of 2.2 percent.

     o Reimbursement reductions mandated by the Medicare Prescription Drug, Improvement, and Modernization Act (MMA) accounted for $12.6 million of those reductions and without those reductions, revenue would have increased by $5.2 million, or 1.5 percent, from the previous year. It is worthy to note however that the areas of focus, Oxygen, grew 3.2% excluding the impact of reimbursement cuts and Obstructive Sleep Apnea treatment grew by 17%.

     o Net income for the year was $7.7 million, or 43 cents per diluted share, compared with $13.2 million, or 78 cents per diluted share, in 2004.

     o To assist in comparisons, we also report Adjusted EBITDA -- a non-GAAP measurement of earnings before interest, taxes, depreciation and amortization, adjusted to exclude reorganization items. For 2005, our Adjusted EBITDA was



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          $53.5 million, or 16.3 percent of revenues, compared with $59.2 million, or 17.6 percent of revenues, a year earlier.

     o During 2005, Medicare reimbursement cuts reduced our EBITDA and net income by approximately $17.1 million. Fortunately we had been preparing to deal with those cuts since early 2004 by improving our productivity and reducing our costs.

     o Although there is much remaining to be done, I think we can be proud of the fact that our operating expenses for 2005 were $18.3 million less than they were in 2003. That is the result of a lot of hard work by a lot of dedicated American HomePatient employees. We all understand, however that this effort is still a work in process.

REVIEW OF FIRST QUARTER 2006

     Revenues for the first quarter of 2006 were $80.5 million, a decrease of
     1.2 percent from the first quarter of last year. Without the reimbursement reductions, our revenues would have increased by 4% to $84.7 million.

     o During the first quarter of 2006, prior year comparisons continued to be impacted by reimbursement reductions. Medicare cuts reduced revenue and net income by $4.2 million and $4.6 million, respectively. Oxygen reimbursement was down from Q1 of 2005 by $1.6 million due to MMA cuts that went in to effect in the second quarter of 2005. The reduction in the inhalation drug dispensing fee to $33, the impact of the ASP+6 adjustment on certain drugs and the Budesonide cut reduced revenue and earnings by $2.8 million during the quarter. A reimbursement cut related shift in the mix of drugs dispensed increased cost of sales by about $400,000.

     o We reported a net loss of $(700,000) for the quarter, compared with net income of $1.2 million a year ago. Without the impact related to reimbursement cuts, net income would have been $3.9 million. EBITDA would have been $15.4 million, an increase of 25%. Instead, EBITDA was $10.8 million compared with $12.3 million, a decrease of 12.2%.


CAPTURING REVENUE GROWTH POTENTIAL

     o As shown by these results, the reductions in reimbursement levels can more than offset any volume gains that come from increased sales. Therefore, it is crucial that we aggressively pursue opportunities for further revenue growth and concentrate those activities on the most profitable areas of our business.

     o The two areas that continue to offer the most opportunity for growth and profitability are the home treatment of Chronic Obstructive Pulmonary Disease (COPD) and Obstructive Sleep Apnea (OSA)



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     o    Chronic Obstructive Pulmonary Disease (COPD) is non-curable and expected to be the third-leading cause of death by 2020. The disease is characterized by airflow limitation which can be helped by oxygen therapy. Sixteen million patients have been diagnosed with COPD in the United States, and an estimated fourteen million adults remain undiagnosed. However, only 7.5 percent of COPD patients are currently on oxygen, which represents a tremendous opportunity for growth.

     o We will continue to focus on oxygen therapy and serving the needs of patients with COPD. We have focused on improving tools to help our field personnel in identifying patients' needs earlier in the development of this disease.

     o Obstructive Sleep Apnea affects an estimated 52 million American adults -- about one-fourth of the adult population -- the majority of whom remain undiagnosed and untreated. The Continuous Positive Airway Pressure (CPAP) device can help these patients breathe normally while they sleep.

     o Studies have also linked OSA to other conditions such as diabetes and heart disease and thus the treatment of OSA is becoming recognized as a significant opportunity in disease management.

     o The market for treatment of OSA is expected to grow by over 20% for the foreseeable future.

     o During 2005 we increased our focus on this rapidly growing market. We have added sleep specialists to work with sleep labs around the country to improve our referrals from this valuable source. We have improved our efficiency in serving patients with OSA by monitoring treatment compliance and providing supplies for OSA patients. We did this by expanding our centralized CPAP support center. This has resulted in outstanding revenue growth in this area as well as moving the activity out of our branches and into a much more efficient centralized environment.

     o Overall, our efforts to better equip our field personnel include programs to better identify and retain patients, improve monitoring and compliance, and generate new referrals. We plan to expand our sales force by 10 percent annually to take advantage of these opportunities. We are increasing training, emphasizing best practices, adopting new incentive plans, and focusing our clinicians on revenue-generating activities.

     o We also are focusing on increasing our mix of profitable Medicare and managed care offerings. We have a strong position in managed care, and intend to capitalize on that position through our clinical management programs, disease intervention and other value-added services.


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UPDATE ON REIMBURSEMENT ISSUES

     o Now I want to take the next few minutes to update you on the major reimbursement changes that are either scheduled or proposed for the near future.

     o Reimbursement rates for certain durable medical equipment will remain frozen at October 2003 levels until the competitive bidding process begins in 2007. Currently, the competitive bidding is expected to start in ten of the largest metropolitan areas in 2007, with other areas to be phased in through 2009. At this time, we do not know the timing of which areas will be included, which products will be included, nor the impact that competitive bidding will have on reimbursement rates.

     o The Deficit Reduction Act of 2005, which was signed into law in February 2006, limits payments on certain DME to 13 months and then transfers title of the equipment to the patient. The impact of this reduction will be phased in over a period of several years beginning in 2007. When fully phased in, revenue will be reduced by approximately $5.8 million, but will likely be offset to some degree by additional maintenance and service revenue, the amount of which is unknown at this time...

     o The Deficit Reduction Act also limited reimbursement for oxygen equipment to 36 months. Previously, these payments continued indefinitely as long as the patient needed the equipment and met the medical qualifications. Now, after 36 months, the rental payments for oxygen equipment will stop and the title will be transferred from the Company to the beneficiary. Medicare will continue to pay for maintenance and service of the equipment, as well as oxygen supplies for portable and backup purposes; the future reimbursement rates for these services are unknown at this time. For individuals already using oxygen equipment, the 36-month period began on January 1, 2006. Therefore, the change will not impact the Company's revenues until 2009.

     o A similar change went into effect on April 1, 2006, to cap rental payments for non-invasive positive pressure ventilators at 13 months, rather than allowing payments to continue for an indefinite period. Rental payments prior to April 1 will not count toward this cap, so any impact on revenue will not take place until 2007. We estimate this change will reduce our annual revenue by approximately $1.7 million.

     o In addition to the reimbursement cuts that have already been adopted, a proposal has been made by a Medicare Program Safeguard Contractor to significantly lower reimbursement rates for two of the Company's inhalation drug products, Xopenex and DuoNeb. Industry comments to this proposal have been solicited and there are significant questions about the legality of CMS adopting this proposal. Also, a number of congressional leaders have weighed in on the matter opposing its adoption especially related to Xopenex. Whether such a proposal



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          will be adopted and to what extent cannot be determined at this time.
          We are trying to educate lawmakers and regulators regarding this issue in the hope of eliminating or modifying this proposal.

     o The 2007 budget proposal presented to congress by the president included a proposal to further reduce the rental period for oxygen equipment to 13 months. The House of Representatives approved a budget resolution developed by the House Budget Committee which did not include such Medicare cuts. Whether these cuts may end up in a compromise budget is uncertain. If this reduction is included in a final budget, it is unclear what the impact would be but it could clearly have a material adverse impact. Reimbursement rates for maintenance of the patient owned equipment has not been set and we believe that reimbursement rates for delivering oxygen for portability will have to be revised if patients are to have access to portable oxygen. Hopefully, continuing to educate the legislators and regulators on the true cost of providing oxygen therapy will result in avoiding a further cut.

     o Those are the most significant changes in reimbursement rates that have been recently enacted or proposed and additional reimbursement reductions will likely occur in the future. We are very active in meeting with, and providing information to, lawmakers, regulators and other government officials regarding our industry. The goal of our advocacy efforts is to limit or modify proposed or enacted reimbursement changes by providing education to the appropriate parties, although there can be no assurance that our efforts will be successful.

OUR FUTURE AND THE EVOLVING THE BUSINESS MODEL

     o As we have seen, reimbursement reductions can have a significant impact on our ability to grow revenue and increase profits. As a result, it is imperative that we continue our focus on the evolution of our business model. Our goals are to improve gross margin by emphasizing profitable product mixes, cut operating costs by improving efficiency, reduce capital expenditures, minimize bad debt expense, and decrease working capital requirements.

     o Our current methods of delivering our services involve sizeable assets and costs. For example, we operate over 800 vehicles, which cover 23 million miles per year, consume about 1.3 million gallons of gas, and average 130 traffic accidents each year. We utilize over 1.4 million square feet of floor space utilizing branch locations across the United States that average 4600 square feet each. All of this infrastructure is very costly. We believe with changes to our business model we can become more efficient.

     o We are centralizing many of our branch functions and consolidating our billing centers to improve productivity and reduce expenses, and we are identifying best practices to correct deficiencies throughout our operations.


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     o    Our general philosophy is to move any activity away from the branches if centralization will enhance our revenue or decrease cost. We want our branches to focus primarily on direct patient support and on-site delivery.

     o The centralization process is well under way with our CPAP support center in Nashville, and the recent opening of our inhalation drug pharmacy in Tampa, which we expect will save $1.5 million annually.

     o We are continuing the centralization of revenue qualification and anticipate moving this activity out of all branches by the end of this year.

     o Two centralized patient service centers are now open, with three additional centers planned to begin operations later this year. These five centers will take on the tasks that we are moving away from our branches -- such as taking orders, scheduling deliveries, receiving referrals, and contacting patients regarding re-orders and compliance.

     o To sum up, although we have made significant improvements over the past two years, we are confident that our current initiatives will result in even greater improvements in efficiency and productivity in the coming years.


CONCLUSION

In conclusion, I want to express my thanks and confidence in our management team and all of our talented employees. Although much more work needs to be done, we believe that we have made good progress in laying the foundation for the respiratory and home medical equipment company of the future.

     o Thank you for your continued support of our Company and our mission. Now, I'll take any questions you may have.


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